Filed pursuant to Rule 433
Dated April 26, 2011

Relating to
Pricing Supplement No. 773 dated April 26, 2011 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series F

Floating Rate Senior Notes Due 2013
Fixed Rate Senior Notes Due 2016
Floating Rate Senior Notes Due 2013
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	April 29, 2013
Trade Date:	April 26, 2011
Original Issue Date (Settlement):	April 29, 2011
Interest Accrual Date:	April 29, 2011
Issue Price (Price to Public):	100%
Agents’ Commission:	0.15%
All-in Price:	99.85%
Net Proceeds to Issuer:	$1,997,000,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 0.98%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 29, April 29, July 29 and October 29, commencing July 29, 2011
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 0.98% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	July 29, 2011
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y DC6
ISIN:	US61747YDC66
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated (“MS & Co.”) and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2016
Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	April 29, 2016
Trade Date:	April 26, 2011
Original Issue Date (Settlement):	April 29, 2011
Interest Accrual Date:	April 29, 2011
Issue Price (Price to Public):	99.901%
Agents’ Commission:	0.35%
All-in Price:	99.551%
Net Proceeds to Issuer:	$2,488,775,000
Interest Rate:	3.800% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each April 29 and October 29, commencing October 29, 2011
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y DD4
ISIN:	US61747YDD40
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008